EXHIBIT 10.6

April 30, 2010

John Damian

6898 Serena Avenue

Castle Rock, CO 80108

Dear John:

You are hereby notified that your employment with StarTek, Inc. (the “Company”) is hereby terminated effective as of 5:00 p.m. on April 30, 2010.  This letter also sets forth the substance of the terms of separation (the “Agreement”) which Company is offering to you to aid in your employment transition.

1.     SEPARATION.  Your last day of work and employment with the Company shall be April 30, 2010 (the “Separation Date”).  By executing this Agreement, you hereby resign any and all positions held with the Company or any of its affiliates.  Any failure to execute this Agreement or any revocation of this Agreement by you shall not reinstate your employment with the Company which shall be terminated as of the date and time set forth above.

2.     ACCRUED SALARY.  On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings.  No paid time off is accrued and unused or payable.

3.     SEVERANCE PAYMENTS.  Although the Company has no obligation to do so under the terms of your Employment Agreement, if you timely sign, date, and return this Agreement, the Company will pay you, as severance, the equivalent of two (2) months of your base salary in effect as of the Separation Date, in the form of salary continuation for such two (2) month period (“Severance Payment”).  These payments will be made on the Company’s regular payroll cycle beginning on the first regularly-scheduled payroll date following the Effective Date of this Agreement as set forth in Section 14, and will be subject to standard payroll deductions and withholdings.

4.     HEALTH INSURANCE.  To the extent permitted by the federal COBRA law and by the Company’s current group health insurance policies, you will be eligible to continue your health insurance benefits at your own expense.  On or after the Separation Date, you will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under applicable state insurance laws.

5.     STOCK OPTIONS.  Pursuant to your stock option grant and the plan governing that grant (the “Plan”), vesting of your stock options will cease on your Separation Date.  You acknowledge that none of the stock options granted to you by the Company have vested as of the Separation Date.

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6.     OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive any additional pay or salary, incentive compensation, severance, equity interests or options, or benefits after the Separation Date, with the exception of (i) any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account), and (ii) any amounts that may be earned under the 2009 Sales Commission Plan between you and the Company dated July 16, 2009 (the “Commission Plan”).  In particular, but without limitation, you agree that you are not owed any bonus, incentive compensation, or commissions, other than as provided in the Commission Plan.

7.     EXPENSE REIMBURSEMENTS.  You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

8.     RETURN OF COMPANY PROPERTY.  By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof, in whole or in part) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, engineering information, test data and materials, financial information, research and development information, sales and marketing information, customer information and databases, contact information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, pda’s, VPN access keys, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above.  If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems within five (5) business days after the Separation Date; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  You agree that, after the Separation Date, you will neither use nor possess Company property.  Your timely compliance with this paragraph is a condition precedent to your receipt of the severance benefits described in paragraph 3 above.

9.     ACKNOWLEDGEMENT OF CONTINUING OBLIGATIONS.  You acknowledge and reaffirm your continuing obligations under your Manager, Executive Personnel or Assistants’ Proprietary Information, Inventions, Non-Competition, and Non-Solicitation Agreement (Exhibit A to your Employment Agreement) and also your Agreement to Protect TeleTech Confidential

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Information and Release.  By signing this Letter, (i) you acknowledge those obligations, including by way of example but limitation, obligations to keep information confidential, not to compete with the Company, and not to solicit employees and clients of the Company, and (ii) you further acknowledge and agree that the consideration paid by the Company to you under your Employment Agreement and under this Agreement is sufficient and valid consideration to support your obligations under such documents.  A copy of your full Employment Agreement is attached hereto as Exhibit A.

10.  CONFIDENTIALITY.  The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the existence or terms of this Agreement to any current or former Company employees, consultants, or independent contractors.

11.  NON-DISPARAGEMENT.  Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

12.  NO ADMISSIONS.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13.  RELEASE OF CLAIMS.  In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, in their individual, corporate and official capacities, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: (a) any and all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the conclusion of that employment; (b) any claims whatsoever against the Company or those released above by this Release of Claims arising before you sign this Agreement; (c) all claims or demands related to salary, bonuses, commissions, incentive payments, stock, stock options, or any ownership or equity interests in

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the Company, including vacation pay, personal time off, fringe benefits, severance benefits, or any other form of compensation, other than under the Commission Plan; (d) all claims pursuant to any federal, any state or any local law, statute, common law or cause of action, employment or otherwise, including, but not limited to, the federal Civil Rights Act of 1964, as amended, attorney’s fees under Title VII of the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law, the federal Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Colorado anti-discrimination statute, any other state or local employment, discrimination, or labor code, and the Equal Pay Act, of 1963, as amended; (e) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; and (f) all tort claims, including, but not limited to, claims for assault, battery, invasion of privacy, fraud, defamation, emotional distress, and discharge in violation of public policy.  You represent that you have no lawsuits, claims or actions pending in your name or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.  You further agree that in the event you bring a claim or charge covered by this release, this Agreement shall serve as a complete defense to such claims or charges. Excluded from this release are any claims that cannot be waived by law.  Furthermore, you agree to release and discharge the Company not only from any and all claims which you could make on your own behalf, but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against the Company may arise, in whole or in part, from any event which occurred prior to the date of this Agreement.  If you are not permitted to opt-out of a future class, then you agree to waive any recovery for which you would be eligible as a member of such class.  Notwithstanding the foregoing, nothing contained in this Release is intended to release the Company from any claim arising out of or with regard to any obligation of the Company under this Agreement.

14.  ADEA WAIVER AND RELEASE.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA.  You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”).

If you choose to revoke the Agreement, you must deliver written notice of the revocation to the attention of Sue Morse, Senior Vice President, Human Resources, 44 Cook Street, 4th Floor, Denver CO, 80206 on or before seven (7) days after you execute this Agreement.

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15.  REMEDY.  You agree that, if you bring any kind of legal claim against the Company that you have given up by signing this Agreement, then you will be violating this Agreement and you must pay all legal fees, other costs and expenses incurred by the Company in defending against your claim.

16.  MISCELLANEOUS.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

17.  EXPIRATION DATE OF OFFER.  This offer will expire at the end of the twenty-first day after you receive this Agreement unless before that time, you sign and return this Agreement to StarTek.  You acknowledge that you first received this Agreement on March 17, 2010.

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If this Agreement is acceptable to you, please sign below and return the original to me.  I wish you every success in your future endeavors.

Sincerely,

STARTEK, INC.

By:	/s/ Susan L. Morse
Susan L. Morse
SVP, Human Resources

I HAVE READ, UNDERSTAND AND AGREE FULLY TO WHAT IS SET FORTH IN THE FOREGOING AGREEMENT, AND I ACKNOWLEDGE MY CONTINUING OBLIGATIONS UNDER THE PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT:

AGREED:

/s/ J. Damian
John Damian

4/30/2010
Date

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EXHIBIT A

Employment Agreement

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June 2, 2009

Mr. John Damian

6898 Serena Avenue

Castle Rock, CO 80108

Dear John:

StarTek, Inc. (“Company”) is very pleased to offer you, John J. Damian (“Employee”) employment as Senior Vice President, Sales reporting to Larry Jones, President and CEO.  Your start date is anticipated to be June 3, 2009.

1.                                      EMPLOYMENT. This letter (“Agreement”) states the complete terms and conditions of your employment with Company.  If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this letter in the spaces indicated.

2.                                      AT-WILL EMPLOYMENT.  It is understood and agreed by Company and Employee that this Agreement does not contain any promise or representation concerning the duration of Employee’s employment with Company.  Employee specifically acknowledges that his employment with Company is at-will and may be altered or terminated by either Employee or Company at any time, with or without cause and/or with or without notice.  The nature, terms or conditions of Employee’s employment with Company cannot be changed by any oral representation, custom, habit or practice, or any other writing.  In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Employee is guaranteed employment to the end of any period of time or for any period of time.  In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control.  This at-will status cannot be altered except in a writing signed by Employee and approved by the Company’s Board of Directors (the “Board of Directors”).

3.                                      DUTIES.  Employee shall render exclusive, full-time services to Company as its Senior Vice President, Sales.  Employee shall perform services under this Agreement primarily at the Denver office of Company, and from time to time at such other locations as is necessary to perform Employee’s duties hereunder.  In its sole discretion, Company may change, add to, or eliminate any of Employee’s responsibilities, working conditions and duties.  Employee shall devote Employee’s best efforts and full business time, skill and attention to the performance of such duties and responsibilities on behalf of Company.

4.                                      POLICIES AND PROCEDURES.  Employee is subject to and shall comply with the policies and procedures of Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement.  No written or oral policy or procedure of Company constitutes a contract between Company and Employee.

5.                                      BASE SALARY.  Employee’s initial Base Salary (hereafter defined) shall be $225,000 per annum.  For all services rendered and to be rendered hereunder, Company shall pay Employee, and Employee shall accept a salary as may be fixed by the Company from time to time (“Base Salary”) which will be paid periodically in accordance with normal Company payroll practices and shall be subject to Deductions.  The term “Deductions” means such employment taxes, deductions and withholdings as Company is required to make pursuant to law, or by further agreement with the Employee.  Employee’s Base Salary shall be subject to periodic review and adjustment by Company.

6.                                      STOCK OPTIONS.  If the StarTek, Inc. Board of Directors approves, Employee will be awarded Incentive Stock options (to the extent allowed, with any remainder awarded as Non-Qualified Stock options) to purchase shares of StarTek, Inc. common stock.  The Company will propose that Employee be granted options to purchase 75,000 shares having a strike price equal to the closing market price on the date awarded by the Board of Directors or Employee’s start date, whichever is later. To the extent that Company has or may grant Employee options to purchase shares of Company common stock (“Options”), the vesting schedule, including without limitation, any acceleration upon change-in-control, and all other terms, conditions and limitations of such Options will be those set forth in the stock option plan pursuant to which such Options are granted, Option grant notices, and Option agreements approved by the Board of Directors and entered into by Employee.

7.                                      INCENTIVES.  Employee may be eligible to participate in Company’s Incentive Bonus Plan on a pro-rated basis beginning in 2009 with an annual bonus potential of $75,000 at 100% target attainment (the “Bonus Potential”) and the Sales Commission Plan, each pursuant to the terms, conditions and limitations set forth therein.

8.                                      OTHER BENEFITS.  While employed by Company as provided herein:

(a)                                  Employee Benefits.  Employee shall be entitled to all benefits to which other executive officers of Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by Company for the benefit of its executives.  Company reserves the right to alter, amend, or eliminate any of such benefits from time to time at Company’s discretion.

(b)                                  Expense Reimbursement.  Company shall reimburse Employee for direct and reasonable out-of-pocket expenses incurred by Employee in connection with the performance of Employee’s duties hereunder, according to the policies of Company which Company may, in its sole discretion, change from time to time.

(c)           Paid Time Off (PTO).  Employee will be entitled to paid time off according to Company’s policy, which Company may change in its discretion.  Notwithstanding such policy, the minimum amount of paid time off shall be 160 hours per annum, which will accrue in semi-monthly increments.  Employee will be expected to manage Employee’s time off within the allowed amount with the approval of Employee’s manager.  No time-off is payable at termination.

9.                                      CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.

(a)                                                          Proprietary Information.  Employee agrees to execute and abide by Company’s Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Proprietary Information Agreement”), attached hereto as Exhibit A.

(b)                                                          Exclusive Property.  Employee agrees that all Company-related business procured by Employee, and all Company-related business opportunities and plans made known to Employee while employed by Company, are and shall remain the permanent and exclusive property of Company.

(c)                                                          Non-Competition and Non-Solicitation.  Employee agrees that for a period of twelve (12) months following his last day of employment with Company, he shall continue to comply with the non-competition and non-solicitation obligations set forth in the Proprietary Information Agreement.

10.                               TERMINATION.  Employee and Company each acknowledge that either party has the right to terminate Employee’s employment with Company at any time for any reason whatsoever, with or with out cause or advance notice pursuant to the following:

(a)                                  Termination by Death or Disability.  Subject to applicable state or federal law, in the event that Employee shall die during his employment hereunder or become permanently disabled, as evidenced by notice to Company and Employee’s inability to carry out his job responsibilities for a continuous period of more than six months, Employee’s employment and Company’s obligation to make payments hereunder shall terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors, Employee has become permanently disabled, except that Company shall pay Employee any salary earned but unpaid prior to termination, any earned commissions payable to Employee according to the terms of a sales commission plan in which the Employee is participating immediately prior to termination, any benefits accrued prior to termination, and any business expenses that were incurred but not reimbursed as of the date of termination (the “Accrued Compensation”).  Vesting of all options shall cease on the date of such termination.

(b)                                  Voluntary Resignation by Employee.  In the event that Employee voluntarily terminates his employment with Company, Company’s obligation to make payments hereunder shall cease upon such termination, except Company shall pay Employee all Accrued Compensation.  Vesting of all options shall cease on the date of such termination.

(c)                                  Termination for Cause.  In the event that Employee is terminated by Company for Cause (as defined below), then Company shall have no obligation to pay any severance benefits to Employee.  Company’s only obligation shall be to pay Employee all Accrued Compensation up to the date of such termination.  Vesting of all equity grants shall cease on such termination date.

(d)                                  Termination by the Company without Cause .

(I)                                    In the event Employee’s employment is terminated by Company for any reason but without Cause (which Company may do at its discretion) prior to May 1, 2010, then Company shall have no obligation to pay any severance benefits to Employee.  Company’s only obligation shall be to pay Employee all Accrued Compensation up to the date of such termination.  Vesting of all equity grants shall cease on such termination date.

(II)                                In the event Employee’s employment is terminated by Company (which Company may do at its discretion) at any time between May 1, 2010 and May 1, 2011 in connection with a claim or threat of claim (as determined by Company in its discretion) made by TeleTech Holdings, Inc. (or its successors and assigns) against Employee or Company in connection with or related to an alleged violation of the “Agreement to Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation” dated June 5, 2004,  between Employee and Teletech, then Company shall have no obligation to pay any severance benefits to Employee.  Company’s only obligation shall be to pay Employee all Accrued Compensation up to the date of such termination.  Vesting of all equity grants shall cease on such termination date.

(III)                            In the event Employee’s employment is terminated (x) between May 1, 2010 and May 1, 2011 for any reason other than pursuant to Section 10(D)(II) above but without Cause , or (y) without Cause at any time following May 1, 2011, and provided, in either event, that Employee executes a release in the form attached as Exhibit B (“Release”), and written a acknowledgment of Employee’s continuing obligations under the Proprietary Information Agreement, then in addition to payment of the Accrued Compensation, Employee shall be entitled to receive (i) the equivalent of twelve (12) months of Employee’s annual Base Salary as in effect immediately prior to the termination date, payable on the same basis and at the same time as previously paid and subject to Deductions, commencing on the first regularly scheduled pay date following the Effective Date of the Release; (ii) a lump sum amount equal to Employee’s Annual Incentive Bonus Potential subject to Deductions; (iii) annual incentive bonus for the year during which termination occurs, pro-rated for time and performance as judged by CEO and subject to Deductions; (iv) any commission payout as provided in the Sales Commission Plan for post termination payout; and (v) provided that Employee is eligible for and timely elects continuation of health insurance pursuant to COBRA, for a period of twelve (12)  months Company shall also reimburse Employee for a portion of the cost of Employee’s COBRA premiums that is equal to, and does not exceed,  Company’s monthly contribution towards Employee’s health benefit premiums as of the date of termination provided, however, that Company’s obligation to pay Employee’s COBRA premiums will cease immediately in the event Employee becomes eligible for group health insurance during the twelve (12) months period, and Employee hereby agrees to promptly notify Company if Employee becomes eligible to be covered by group health insurance in such event ((i) (ii), (iii), and (iv) collectively, the “Severance Benefits”).

(e)                                  Definition of Cause.  For purposes of this Agreement, “Cause” means (i) Employee’s incompetence or failure or refusal to perform satisfactorily any duties reasonably required of the Employee by Company; (ii) Employee’s violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment, regulatory directive or agreement; (iii) the commission or omission of or engaging in any act or practice which constitutes a material breach of the Employee’s fiduciary duty to Company, involves personal dishonesty on the part of the Employee or demonstrates a willful or continuing disregard for the best interests of Company; or (iv) the Employee’s engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to Company, its business or any of its customers, employees or vendors.

11.                               CODE SECTION 409A COMPLIANCE.  Severance Benefits pursuant to Section 10(d) above, to the extent of payments made from the termination date through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Employee be delayed until 6 months after Employee’s separation from service if Employee is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

12.                               MISCELLANEOUS.

(a)                                  Taxes.  Employee agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by Company pursuant to this Agreement.  Employee agrees to indemnify Company and hold Company harmless from any and all claims or penalties asserted against Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by Company pursuant to this Agreement.  Employee expressly acknowledges that Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Company to Employee pursuant to this Agreement.

(b)                                  Modification/Waiver.  This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.  Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such Party’s right at a later time to enforce the same.  No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

(c)                                  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of Company.  This Agreement shall not be assignable by the Employee.

(d)                                  Notices.  All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at the address as set forth herein for such party, or at any other address hereafter furnished by notice given in like manner.  Employee promptly shall notify Company of any change in Employee’s address.  Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

(e)                                  Governing Law; Personal Jurisdiction and Venue.  This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado.  The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to Colorado court’s exercise of personal jurisdiction.

(f)                                    Entire Agreement.  This Agreement together with the Exhibits A and B attached hereto, set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Employee by Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof.  No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

We look forward to having you continue to work with us at StarTek, Inc.  If you wish to accept this offer under the terms and conditions described above, please sign and date this letter and the attached Proprietary Information Agreement and return them to me by [Acceptance date].  If you have any questions about the terms of this offer, please do not hesitate to call me to discuss our offer at your earliest convenience.

STARTEK, INC.

By:	/s/ Susan L. Morse
Susan L. Morse
Its:	SVP, Human Resources

I have read this offer and I understand and I accept its terms.

/s/ J. Damian
John J. Damian

Date:	6/3/2009

EXHIBIT A

MANAGER, EXECUTIVE PERSONNEL OR ASSISTANTS’

PROPRIETARY INFORMATION, INVENTIONS,

NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Manager, Executive Personnel or Assistants’ Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”) is made in consideration for my employment or continued employment by StarTek, Inc. or its subsidiaries or affiliates (the “Company”), and the compensation now and hereafter paid to me.  I hereby agree as follows:

1.             NONDISCLOSURE.

1.1          Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2          Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, Proprietary Information includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3          Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4          No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.             ASSIGNMENT OF INVENTIONS.

2.1          Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2          Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Schedule A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Schedule A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.  A space is provided on Schedule A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3          Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4          Nonassignable Inventions.  I recognize that this Agreement will not be deemed to require assignment of any invention which was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company (“Nonassignable Inventions”).

2.5          Obligation to Keep Company Informed.  During the period of my employment and for six months after the last day of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe are Nonassignable Inventions and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that have been identified as Nonassignable Inventions.

2.6          Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

2.7          Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to

Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             NO CONFLICTS OR SOLICITATION. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company.  To protect the Company’s Proprietary Information, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of twelve (12) months after my last day of employment with the Company (regardless of the circumstances of my termination), I will not (a) directly or indirectly solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) or (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company.  I agree that the geographic scope of the non-solicitation should include the “Restricted Territory” (as defined below).

4.             COVENANT NOT TO COMPETE.  I acknowledge that during my employment I will have access to and knowledge of Proprietary Information.  I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive.  To protect the Company’s Proprietary Information, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of twelve (12)  months after my last day of employment with the Company (regardless of the circumstances of my termination), I will not directly or indirectly personally participate or engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below).  It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.

4.1          Reasonable.  I agree and acknowledge that the time limitation on the restrictions in this paragraph, combined with the geographic scope, is reasonable.  I also acknowledge and agree that this paragraph is reasonably necessary for the protection of Company’s Proprietary Information as defined in paragraph 1.2 herein, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to me.

4.2          As used herein, the terms:

(i)            “Restricted Business” shall mean the design, development, marketing, commercialization or sales of any products or services that directly compete in the marketplace with any such product then sold by the Company or then in development by the Company and projected to be sold within one (1) year of my last day of employment with the Company.

(ii)           “Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.

5.             RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

6.             NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7.             RETURN OF COMPANY MATERIALS.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

8.             LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

9.             NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

10.          NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

11.          GENERAL PROVISIONS.

11.1        Governing Law; Consent to Personal Jurisdiction and Exclusive Forum.  This Agreement will be governed by and construed according to the laws of the State of Colorado without regard to conflicts of law principles.  I hereby expressly understand and consent that my employment is a transaction of business in the State of Colorado and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of the federal courts located in the State of Colorado, and the state courts located in the County of Boulder County, Colorado, for any lawsuit filed against me by Company arising from or related to this Agreement.  I agree and acknowledge that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado.

12.          Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

12.1        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

12.2        Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.3        No Employment Rights.  I agree and understand that my employment is at-will which means I or the company each have the right to terminate my employment at will, with or without advanced notice and with or without cause.  I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

12.4        Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.5        Entire Agreement.  The obligations pursuant to Sections 1 through 4 and Sections 6 and 7 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement

This Agreement shall be effective as of the first day of my employment with the Company, namely:  June 1, 2009

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT SCHEDULE A TO THIS AGREEMENT.

Dated:  6/3/2009

/s/ J. Damian
John R. Damian

SCHEDULE A

TO:                                                                      StarTek, Inc.

FROM:

DATE:

SUBJECT:                                Previous Inventions

1.                                    Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by StarTek, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐                                  No inventions or improvements.

☐                                  See below:

☐                                  Additional sheets attached.

2.                                    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐                                  Additional sheets attached.

EXHIBIT B

RELEASE

In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions related to my employment with the Company or the termination of that employment, including, but not limited to: (1) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the Colorado state law (as amended).  Notwithstanding the foregoing, nothing contained in this Release is intended to release the Company from any claim arising out of or with regard to: (i) any payment to be made to me by the Company in connection the termination of employment as contemplated by the Employment Agreement, or (ii) any statutory obligation that the Company may have with regard to the continuation of benefits.

[IF APPLICABLE] ADEA Waiver and Release.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended.  I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this Agreement; (c) I have been given twenty-one (21) days to consider this Agreement; (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”).  The parties acknowledge and agree that revocation by you of the ADEA Waiver and Release is not effective to revoke your waiver or release of any other claims pursuant to this Agreement.

I agree not to disparage  Company or  Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process

By:	Date: